EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 6th day of December, 2006 (the “Execution Date”) by and between Brandywine Operating Partnership, L.P., a Delaware limited partnership (the “Company”) and Howard M. Sipzner (the “Employee”).

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment and Term. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company for the period commencing on the first day of employment (the “Effective Date”) and, unless such employment is sooner terminated as provided herein, terminating at 5:00 p.m. on the third (3rd) anniversary of the Effective Date. Such three-year period of employment as the same may be reduced as provided herein upon an earlier termination of the Employee’s employment, is referred to herein as the “Term.” At the end of the Term (and at the end of each and every one-year anniversary following the Term as the case may be), the Employee’s employment with the Company shall automatically continue thereafter for a period of one year, unless the Company gives at least 120 days advance written notice to the Employee prior to the expiration of the Term (or the expiration of the then applicable one-year term of renewal) that the Company will not renew this Employment Agreement or that the Employee’s employment with the Company is terminated.

2. Duties. The Employee shall serve the Company as its Executive Vice President and Chief Financial Officer (the “Position”). The Employee shall report to the Company’s Chief Executive Officer, currently Gerard H. Sweeney. The Employee shall serve the Company faithfully and to the best of his ability and shall devote his full work time, attention, skill, and efforts to the performance of the duties required by and appropriate for the Position. The Employee shall perform such specific duties and responsibilities within the scope of the Position as may be reasonably assigned to him from time to time by the Company. The Employee agrees to comply with all Company policies in effect from time to time and to comply with all laws, rules, and regulations, including, without limitation, those applicable to the Company.

3. Location. The Employee shall maintain a home office in the Company’s Radnor, Pennsylvania office. However, the Employee acknowledges that in order to effectively perform his duties, he will occasionally be required to travel for business purposes. In addition, the Company will provide the Employee a private parking space at the Company’s Cira Centre property.

4. Compensation. The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services to be rendered to the Company the compensation set forth in this Section 4 of this Agreement.

4.1 Salary. The Company shall pay the Employee an initial annual base salary of Three Hundred Eighty-Five Thousand Dollars ($385,000.00). The Employee will be subject to annual performance reviews and base compensation adjustments commensurate with the Company’s standard practices for its senior officers. The Employee’s first performance review will occur in the first quarter of 2008 covering the Employee’s 2007 performance.

4.2 Annual Incentive Compensation/Bonus. The Employee shall be eligible for annual incentive compensation as determined by the Compensation Committee of the Board (the “Compensation Committee”) taking into account the recommendation of the Chief Executive Officer, payable each year of employment in such amounts as may be determined and approved by the Compensation Committee. The Employee shall be entitled to receive such cash bonuses, performance share awards and options to purchase common shares, par value $0.01 per share, of the Company (the “Common Shares”) as the Board or the Compensation Committee as the case may be shall approve, in its sole discretion, including, without limitation, options, performance share awards and cash bonuses contingent upon the Employee’s performance and the achievement of specified financial and operating objectives during each year or other applicable period.

For each year during the Term, the Employee’s total eligible incentive compensation target award shall be the sum of and applicable to and payable in each of (x) a cash bonus between 80% and 110% of the Employee’s annual base salary and (y) performance shares and/or options with a fair market value at the time of grant equal to between 80% and 110% of the Employee’s annual base salary.

Except as otherwise provided herein, in order to receive any incentive compensation payments payable pursuant to this Section, the Employee must be actively employed by the Company on the date on which such incentive compensation payments scheduled to be paid to participants in the plan.

4.3 Performance Shares Pursuant to the Amended and Restated 1997 Long-Term Incentive Plan of Brandywine Realty Trust (the “1997 Plan”), the Employee will be awarded a number of performance shares equal to Six Hundred Thousand Dollars ($600,000.00) divided by the thirty (30) day trailing average closing price of the Company’s common shares on the NYSE prior to and including the Execution Date (collectively, the “Performance Shares”), and such shares shall be issued within sixty (60) days following the Effective Date and shall vest ratably over a five year period starting on the Effective Date in accordance with the form of Performance Share Award Agreement between the Company and the Employee attached hereto as Attachment A.

4.4 Outperformance Plan. Pursuant to the Brandywine Realty Trust 2006 Long-Term Outperformance Compensation Program (“OPP”), the Employee will be granted an Award under the OPP as of the Effective Date having an Award Percentage equal to 4.5%. A form of the Award together with a copy of the OPP is attached hereto as Attachment B.

4.5 Deferred Compensation Plan. The Employee shall be entitled to participate in the Company’s deferred compensation plan(s) (or any successor plan) in accordance with and subject to the terms and limitations of such plan(s).

4.6 Benefits. The Employee shall be eligible for medical and dental benefits, short and long term disability coverage and life insurance benefits that the Company provides generally for its executive officers in accordance with the terms of the respective plans; provided, however, that nothing herein shall be deemed to require the Company to adopt or maintain any particular plan or policy. To the extent the Employee maintains his own disability policy, then the Company shall reimburse the Employee for the premium costs during the Term of this agreement.

4.7 Automobile Allowance. In addition to the other benefits of this Section 4., the Employee will receive an annual automobile allowance of $8,400.00 (payable as $700.00 monthly during the tenure of employment).

4.8 Transition Signing Bonus. In addition to the other benefits of this Section 4., the Company will pay the Employee a transition signing bonus of Two Hundred Fifty Thousand Dollars ($250,000.00) within sixty (60) days after the Effective Date.

4.9 Vacation and Sick Days. The Employee shall receive four weeks paid vacation during each calendar year of employment. In addition, the Employee shall be entitled to take up to 10 days of sick leave per year; provided, however, that any prolonged illness resulting in absenteeism greater than the sick leave permitted herein or disability shall not constitute “Cause” for termination under the terms of this Agreement. In addition, the Employee will be entitled to designate up to 10 additional personal days per calendar year.

4.10 Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable, ordinary and necessary business expenses incurred by the Employee during the Term in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time, including providing a cellular phone, blackberry-like device, computers and other reasonable wireless electronic devices and computer-related equipment. The Company shall also reimburse the Employee for reasonable attorney’s fees heretofore incurred in connection with the review of this Agreement.

4.11 Payment. Payment of all compensation to Employee hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes (collectively, “Taxes”).

5. Termination.

5.1 If the Company terminates the Employee’s employment for Cause (as defined in Section 5.3 of this Agreement), or the Company terminates the Employee’s employment at the end of the Term (or at the end of any one-year anniversary following the Term) or the Employee terminates the Employee’s employment at any time for a reason other than Good Reason (as defined in Section 5.3 of this Agreement), the Employee shall be entitled to salary accrued but unpaid as of the date of such termination, and the Employee shall no longer be entitled to receive any other payments, rights or benefits under this Agreement, and the Company shall not have any further obligation to the Employee pursuant to this Agreement, except as provided to the contrary under the terms of any benefit plan in which he participates and pursuant to any federal or state law regarding the continuation of coverage under the Company’s group health plan. However, if the Company terminates the Employee’s employment at the end of the Term without Cause (or at the end of any one-year anniversary following the Term), then the Company shall pay to the Employee his pro-rata annual incentive compensation bonus of cash and shares earned up to the date of termination (and such shares will be fully vested when issued).

5.2 Except at provided in Section 5.1, if the Company terminates the Employee’s employment for a reason other than Cause (as defined in Section 5.3 of this Agreement), including death or disability, or the Employee terminates the Employee’s employment for Good Reason (as defined in Section 5.3 of this Agreement), then (x) the Company shall pay to the Employee salary accrued but unpaid as of the date of such termination and (y) the Company shall pay to the Employee as severance 1.50 times the sum of (i) the Employee’s then current annual base salary compensation, (ii) the Employee’s most recent annual incentive compensation cash bonus and (iii) the value of the Employee’s most recent annual incentive compensation share award (valued as of the date such shares were awarded).

Notwithstanding anything in Sections 5.1 or 5.2 to the contrary, if the Company terminates the Employee’s employment for a reason other than Cause (as defined in Section 5.3 of this Agreement), including death or disability, or the Employee terminates the Employee’s employment for Good Reason (as defined in Section 5.3 of this Agreement), then the unvested portion of the shares referred to in Section 4.3 above shall automatically become fully vested on the date of termination and, in addition, the Company shall issue to the Employee on a date which is the later of the Measurement Period Ending Date (as defined in the OPP) or the date of termination of employment, an amount of fully vested shares equal to the number of restricted shares the Employee would have been issued under the OPP pursuant to the OPP Award referred to in Section 4.4 above had the Employee remained employed with the Company on the OPP Measurement Period Ending Date (as defined in the OPP) times that portion of the Measurement Period (as defined in the OPP) that the Employee was actually employed by the Company (and for this purpose only assuming the Employee began employment on the Measurement Period Commencement Date, as defined in the OPP), less the portion of the Employee’s OPP Award referred to in Section 4.4 above that had previously vested and been issued to the Employee, if any.

5.3 The term “Cause” shall mean: (i) any material breach by the Employee of any of the terms or provisions of this Agreement which the Employee fails to cure within fifteen (15) days after written notice thereof has been provided to the Employee by the Company; or (ii) the Employee’s conviction on a felony or a crime involving moral turpitude or substance abuse; or (iii) the Employee’s misappropriation of funds. The term “Good Reason” shall mean: (i) the Company requiring the Employee’s relocation more than thirty (30) miles from the Employee’s primary office subsequent to the Effective Date, without such Employee’s consent; or (ii) a material adverse alteration in the nature of the Employee’s position such that a change in duties shall not be considered a material adverse alteration unless the duties are materially inconsistent with the Employee’s duties at the time of the Effective Date; (iii) a change downward in title or a change downward in reporting; or (iv) the Employee is excluded from the Company’s (or upon a Change in Control, its successor’s) long term incentive plan or reduction by the Company of the Employee’s annual base salary or target bonus; or (v) an assignment of duties to the Employee that is materially inconsistent with the Employee’s job description at the time of the Effective Date.

5.4 In the event of a termination following a change-in-control, then in lieu of the payments provided herein the Employee shall receive the benefits equal to the amount set forth in and pursuant to the terms of the Form of Agreement attached hereto as Attachment C.

5.5 The Employee shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5.

6. Confidential Information. The Employee acknowledges that, during the course of his employment with the Company, he will have access to information about the Company and/or its subsidiaries and their tenants, clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its subsidiaries. As such, at all times, both during the period of employment and thereafter, the Employee will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and/or its subsidiaries, and not disclose to any other person or entity (without the prior written authorization of the Board) any confidential information. Notwithstanding anything contained in this Section 6, the Employee will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that the Employee notifies the Company and/or its subsidiaries immediately of any such legal process or court order, to the extent practicable, in an effort to allow the Company and/or its subsidiaries to challenge such legal process or court order, if the Company and/or its subsidiaries so elects, prior to the Employee’s disclosure of any Confidential Information.

7. Restrictive Covenants.

7.1 The Employee agrees that, while he is employed and during the one-year period immediately following the termination of the Employee’s employment with the Company (or six months in the case of a termination by the Company of the Employee’s employment with the Company for reasons other than Cause), the Employee shall not directly or indirectly solicit, divert away, or attempt to divert away any commercial real estate business with the Company to another company, business, or individual.

7.2 If the Company terminates the Employee’s employment for any reason or the Employee terminates his employment for any reason, then the Employee will not, during the one-year period immediately following the termination of the Employee’s employment with the Company, directly or indirectly (i) solicit, induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (ii) interfere with the relationship between the Company and its existing or prospective tenants, including without limitation encouraging a tenant to terminate, or elect not to renew, its lease with the Company; or (iii) interfere with the relationship between the Company and any service providers to the Company. For purposes of items (ii) and (iii) only of this Section 7.2, the one-year period shall be reduced to six months if the Company terminates the Employee’s employment with the Company for reasons other than Cause.

7.3 The Employee acknowledges that the restrictions contained herein, in view of the nature of the business in which Employee has been engaged, are reasonable and necessary to protect the legitimate interest of the Company, and that any violation of these restrictions would result in irreparable injury to the Company. The Employee acknowledges that, in the event of a violation of any such restrictions, the Company shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

8. Representations, Warranties and Covenants of the Employee.

8.1  The Employee represents and warrants to the Company that there are no restrictions, agreements or understandings to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would limit the performance by the Employee of the obligations hereunder.

8.2  The Employee covenants that in connection with his provision of services to the Company, he shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to obligations relating to confidentiality and proprietary rights.

9.   Survival of Provisions. The provisions of this Agreement set forth in Sections 5.3, 6, 7, 11 and 16 hereof shall survive the termination of the Employee’s employment hereunder for the purposes provided for therein.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or assigns; provided that the Employee shall not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. The Company agrees that its obligations under this Agreement are binding upon any successors or assigns.

11.  Assistance in Litigation. Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Employee also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company will pay Employee a reasonable hourly rate for Employee’s cooperation pursuant to this Section. The Company will reimburse the Employee for reasonable attorney’s fees and costs incurred as a result of his compliance with this Section.

12. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:	Brandywine Realty Trust
555 E. Lancaster Ave., Suite 100
Radnor, PA 19087
Attn: Gerard H. Sweeney
President and CEO
Fax: (610) 832-4919

If to Employee:	Howard M. Sipzner 5401 Collins Avenue – Apt 516 Miami Beach, FL 33140

With copies to:

Rhonda Sipzner 184-23 Radnor Road Jamaica Estates, NY 11432

And

Fred R. Green, Esq. Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

13. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

14.  Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction.

16. Section 409A Provisions:

16.1 Six-Month Wait for Key Employees Following Separation from Service. To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan,” as defined in Internal Revenue Code Section 409A (“Section 409A”), following a “separation from service,” as defined in Section 409A, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following the Employee’s “separation from service,” but only if the Employee is then deemed to be a “specified employee” under Section 409A.

16.2 Necessary Amendments Due to Section 409A . The parties hereto acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A (or other statutory or regulatory developments), including amendments necessary to ensure that compensation will not be subject to Section 409A, the Employee agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion. In the event it shall be determined that the payment of any amounts referred to in this agreement (the “Payments”) is or will be subject to the excise tax imposed by Section 409A or any interest or penalties with respect to such payment or excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Employee, to the extent he has cooperated under this Section 16, shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including but not limited to, any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

17. Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.

18. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

20. Indemnification and D&O Insurance. The Company shall, to the full extent permitted by law, indemnify and hold harmless the Employee from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by the Employee in connection with the business of the Company, including, without limitation, reasonable attorneys fees and reasonable expenses incurred by the Employee in connection with the defense of any action based on any such act or omission. Without limiting the foregoing, the Employee shall be entitled to the benefit of the indemnification provisions available to senior officers of the Company.

The Employee shall be covered under any directors’ and officers’ liability insurance policies maintained by the Company to the extent of the limits and subject to any exclusions provided in the policy as are applicable to the Company’s officers in general.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed the day and year first written above.

BRANDYWINE OPERATING PARTNERSHIP, L.P., By: Brandywine Realty Trust, its general partner

By:	Gerard H. Sweeney
Its:	President and Chief Executive Officer

Howard M. Sipzner